UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 18, 2006
UCBH Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-24947	94-3072450

(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 Montgomery Street San Francisco, California	94111

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (415) 315-2800
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-Commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-Commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS
ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
SIGNATURES
EXHIBIT 99.1

ITEM 1.01   ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
     On September 18, 2006, Summit Bank Corporation (the “Company”) executed an Agreement and Plan of Merger (the “Agreement”) by and among UCBH Holdings, Inc. (“UCBH”), UCB Merger, LLC (“Merger Sub”), and the Company pursuant to which UCBH will acquire the Company (the “Merger”). Under the terms of the Agreement, the Company will merge with and into Merger Sub, and immediately afterward, The Summit National Bank, a bank organized under the laws of the United States and wholly owned subsidiary of the Company, will be merged with and into United Commercial Bank, a bank organized under the laws of the State of California and wholly owned subsidiary UCBH. The separate existence of the Company and The Summit National Bank shall cease to exist upon the effectiveness of the Merger.
     In the aggregate, the consideration for the Merger is valued at approximately $175.5 million. Pursuant to the Agreement, UCBH will pay the Company’s shareholders $24.50 in cash or 1.3521 shares of UCBH common stock in exchange for each share of the Company’s common stock, and the holders of the Company’s common stock can elect whether to receive shares of UCBH common stock, cash or both, subject to the requirement that 50% of the merger consideration is paid in cash and 50% of the merger consideration is paid in UCBH common stock. Holders of options to acquire shares of the Company’s common stock shall receive $24.50 per option less the exercise price, which is included in the $175.5 million value of the merger consideration.
     The Merger has been approved by the boards of directors of both UCBH and the Company and is subject to the approval of the shareholders of the Company. Each director of the Company has agreed to vote his or her shares of the Company’s common stock in favor of the Merger. The Merger is subject to customary closing conditions, including obtaining approvals from the Federal Reserve, the FDIC, the Georgia Department of Banking and Finance, the California Department of Financial Institutions and the Company’s shareholders. The Company will file a proxy statement on Schedule 14A to solicit votes on the Merger from its shareholders. UCBH will file an application for a permit from the California Commissioner of Corporations to hold a fairness hearing conducted before the California Commissioner in order to establish that the issuance of UCBH common stock in the Merger is exempt from registration under Section 3(a)(10) of the Securities Act of 1933, as amended.
     The Company may terminate the Agreement for various reasons prior to the consummation of the Merger, including but not limited to the circumstances where a drop in the value of a share of UCBH common stock between the date of the Agreement and the Determination Date (the fifth business day prior to the closing date of the Merger) is disproportionately larger (in a specified amount) than a drop in the NASDAQ Bank Index, unless UCBH agrees to increase the Exchange Ratio.
     Similarly, UCBH may terminate the Agreement for various reasons prior to the consummation of the Merger.
     If either the Company or UCBH terminates the Agreement upon certain conditions, such party shall pay a “break-up fee” to the other.
ITEM 9.01   FINANCIAL STATEMENTS AND EXHIBITS
     The following exhibit is furnished with this Report:

Exhibit Number	Description

99.1	Joint press release of September 19, 2006, announcing the acquisition of Summit Bank Corporation

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 19, 2006	By:	/s/ Thomas S. Wu
Thomas S. Wu
Chairman, President and Chief Executive Officer